UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 17, 2019

Pioneer Bancorp, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-38991	83-4274253
(State or Other Jurisdiction)	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

652 Albany Shaker Road, Albany, New York	12211
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 730-3999

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	PBFS	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)    Employment Agreement with Thomas L. Amell.  On July 17, 2019, Pioneer Bank, the wholly-owned subsidiary of Pioneer Bancorp, Inc. (the “Company”) entered into an employment agreement with Mr. Amell. The employment agreement has an initial term that ends on December 31, 2021. The initial term will extend automatically for one additional year on January 1 of each year beginning January 1, 2020 unless either Pioneer Bank or Mr. Amell give notice no later than 30 days before the anniversary date that the term will not be renewed. At least 30 days prior to each anniversary date of the employment agreement, disinterested members of the board of directors of Pioneer Bank will conduct a comprehensive performance evaluation and review of Mr. Amell’s performance for purposes of determining whether to take action to not renew the employment agreement.

The employment agreement specifies Mr. Amell’s base salary, which initially will be $651,182. The compensation committee of the board of directors (the “Compensation Committee”) may increase, but not decrease, Mr. Amell’s base salary. In addition to the base salary, the agreement provides that Mr. Amell will be eligible to participate in any bonus plan or arrangement of Pioneer Bank in which senior management is eligible to participate and/or may receive a bonus on a discretionary basis, as determined by the Compensation Committee. Mr. Amell is also entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and officers of Pioneer Bank and the reimbursement of reasonable travel and other business expenses incurred in the performance of his duties with Pioneer Bank, including memberships in organizations as Mr. Amell and the board mutually agree are necessary and appropriate.

Pioneer Bank may terminate the executive’s employment, and Mr. Amell may resign, at any time with or without good reason. In the event of Mr. Amell’s (1) termination without cause other than due to death or disability, or (2) voluntary resignation for good reason (a “qualifying termination event”), Pioneer Bank would pay Mr. Amell a cash lump sum payment equal to the base salary he would have earned had he remained employed for the greater of: (1) the remaining term of the employment agreement; or (2) 12 months (the “benefits period”). In addition, Mr. Amell would receive non-taxable medical and dental insurance coverage under Pioneer Bank’s group health plan at the same cost-sharing arrangement in effect as of the date of determination during the benefits period or, if earlier, until Mr. Amell receives substantially comparable health and welfare coverage from another employer. A “good reason” condition for purposes of the employment agreement would include a material reduction in base salary, a material reduction in authority, duties or responsibilities associated with Mr. Amell’s position with Pioneer Bank, a relocation of Mr. Amell’s principal place of employment by more than 35 miles from Pioneer Bank’s main office or a material breach of the employment agreement by Pioneer Bank.

In the event Mr. Amell’s qualifying termination event occurs on or after a change in control of the Company or Pioneer Bank, Mr. Amell would be entitled to (in lieu of the payments and benefits described in the previous paragraph) a severance payment equal to three times the sum of his: (1) base salary in effect as of the date of his termination or immediately prior to the change in control, whichever is higher; and (2) the highest annual cash bonus earned for the three most recently completed performance periods prior to the change in control.  Such payment will be made in a cash lump sum within 30 days following the Mr. Amell’s date of termination. In addition, Pioneer Bank (or its successor) will continue to provide Mr. Amell with life insurance and non-taxable medical and dental insurance coverage substantially comparable to the coverage provided to him immediately before his date of termination at no cost to Mr. Amell. Such continued coverage will cease upon the earlier of: (1) 36 months after the date of termination; or (2) the date on which Mr. Amell becomes a full-time employee of another employer and receives comparable health and welfare benefits.

The reorganization of Pioneer Bank into the mutual holding company structure or the conversion of Pioneer Bancorp, MHC from mutual to stock form and a contemporaneous stock offering of a newly-formed stock holding company are not considered change in control events for purposes of the employment agreement.

The employment agreement would immediately terminate upon the earlier of Mr. Amell’s voluntary resignation without good reason, death or disability, and Pioneer Bank would have no obligation to pay any additional severance benefits to Mr. Amell under the employment agreement.

Upon termination of employment (other than a termination in connection with a change in control), Mr. Amell will be required to adhere to one-year non-competition and non-solicitation restrictions set forth in his employment agreement.

Change in Control Agreements.  Pioneer Bank entered into individual change in control agreements with its six other executive officers, including Frank C. Sarratori, Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary, Jesse Tomczak, Executive Vice President and Chief Customer Experiences Officer, and Patrick J. Hughes, Executive Vice President and Chief Financial Officer. The change in control agreements have terms that initially end on December 31, 2020. Each agreement will extend automatically for one additional year on January 1 of each year beginning January 1, 2020 so that the remaining term is two years unless either Pioneer Bank or the executive gives notice no later than 30 days before such anniversary date that the agreement will not be renewed. At least 30 days prior to each anniversary date of the change in control agreements, disinterested members of the board of directors of Pioneer Bank will conduct a comprehensive performance evaluation and review of each executive’s performance for purposes of determining whether to not renew the executive’s change in control agreement. Notwithstanding the foregoing, in the event that the Company or Pioneer Bank enters into a transaction that would be considered a change in control as defined under the agreements, the term of the agreements would extend automatically so that they would expire no less than two years beyond the effective date of the change in control.

In the event of the executive’s involuntary termination of employment other than for cause, disability or death, or voluntary resignation for “good reason” on or after the effective date of a change in control of the Company or Pioneer Bank, each executive would be entitled to a severance payment equal to two times the sum of the executive’s: (1) base salary in effect as of the date of his termination or immediately prior to the change in control, whichever is higher; and (2) the highest annual cash bonus earned for the three most recently completed performance periods prior to the change in control.  Such payment will be made in a cash lump sum within 30 days following the executive’s date of termination. In addition, Pioneer Bank (or its successor) will continue to provide each executive with life insurance and non-taxable medical and dental insurance coverage substantially comparable to the coverage provided to him or her immediately before the date of termination at no cost to the executive. Such continued coverage will cease upon the earlier of: (1) 24 months after the date of termination; or (2) the date on which the executive becomes a full-time employee of another employer and receives comparable health and welfare benefits.

A “good reason” condition for purposes of each change in control agreement would include a material reduction in base salary, a material reduction in authority, duties or responsibilities associated with the executive’s position with Pioneer Bank, a relocation of the executive’s principal place of employment by more than 35 miles from Pioneer Bank’s main office or a material breach of the change in control agreement by Pioneer Bank.

The reorganization of Pioneer Bank into the mutual holding company structure or the conversion of Pioneer Bancorp, MHC from mutual to stock form and a contemporaneous stock offering of a newly-formed stock holding company are not considered change in control events for purposes of the change in control agreements.

The foregoing descriptions of the employment agreement and change in control agreements do not purport to be complete and are qualified in their entirety by reference to the agreements attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4 of this Current Report on Form 8-K and are incorporated by reference into this Item 5.02.

Item 8.01	Other Events

On July 17, 2019, the Company announced that Pioneer Bank has completed its reorganization into the mutual holding company structure and that the Company has closed its initial public stock offering. A copy of the press release is included herein as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Shell Company Transactions. Not applicable.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between Pioneer Bank and Thomas L. Amell dated July 17, 2019

10.2	Change in Control Agreement between Pioneer Bank and Frank C. Sarratori dated July 17, 2019

10.3	Change in Control Agreement between Pioneer Bank and Jesse Tomczak dated July 17, 2019

10.4	Change in Control Agreement between Pioneer Bank and Patrick J. Hughes dated July 17, 2019

99.1	Press Release dated July 17, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PIONEER BANCORP, INC.

DATE: July 17, 2019	By:	/s/ Thomas L. Amell
Thomas L. Amell
President and Chief Executive Officer